SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report     December 30, 2002
         (Date of earliest event reported)     December 16, 2002


                            SEVEN SEAS PETROLEUM INC.
             (Exact Name of registrant as Specified in its Charter)

         Cayman Islands                   0-22483               73-468669
(State or Other Jurisdiction of   (Commission File Number)   (I.R.S. Employer
Incorporation or Organization)                            Identification Number)


                  5555 SAN FELIPE, SUITE 1700, HOUSTON, TEXAS   77056
               (Address of Principal Executive Offices)       (Zip Code)

       Registrant's telephone number, including area code: (713) 622-8218

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Item 5.  Other Events

     On December 16, 2002, Seven Seas Petroleum Inc. announced that it is in default under its 12-1/2% $110 Million Senior Subordinated Notes ("Senior Notes") due to a failure to make the $6,875,000 semiannual interest payment on November 15, 2002. The full principal plus accrued and unpaid interest will be due and payable immediately upon notice by the trustee or holders of 25% of the Senior Notes.

     As previously announced, the Company is currently in default under its 12% Senior Secured $45 Million Notes ("$45 Million Notes") as a result of cross-default provisions in the governing documents relating to the Company's failure to meet the obligations owed to the Senior Notes. On December 13, 2002, Chesapeake Energy accelerated all amounts owing to Chesapeake Energy, including principal, accrued interest, fees, costs, and expenses, and as a result, such amounts are immediately due and payable. Additionally, under the terms of the $22.5 million CHK Note (one-half of the $45 Million Notes) the rate of interest has been increased from 12% to a default rate of 13%.

     Chesapeake, as collateral agent for the $45 Million Notes, has exercised its rights to exclusive control over Seven Seas' bank accounts, pursuant to deposit control agreements related to the Note Purchase and Loan Agreement dated July 9, 2001. Seven Seas cannot access its US bank accounts without prior approval from the collateral agent. Most of Seven Seas' operating cash is held in these accounts. Seven Seas has been advised by the collateral agent that the collateral agent currently intends to approve disbursements by the Company and its subsidiaries from these accounts as necessary to prudently operate the Guaduas Oil Field in the ordinary course of business.

Item 7.  Financial Statements and Exhibits

         (c)  Exhibits

                 99       December 16, 2002 press release

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               SEVEN SEAS PETROLEUM INC.

                               By:   RONALD A. LEFAIVE
                               Name: Ronald A. Lefaive
                               Title: Vice President of Finance and Chief
                                        Financial Officer

Date:  December 30, 2002
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                                INDEX TO EXHIBITS

Exhibit No.   Description                     Method of Filing
-----------   -----------                     ----------------

     99       December 16, 2002 Press release Filed herewith electronically